                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)

                               IOMEGA CORPORATION
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                                (Name of Issuer)

               Shares of Common Stock, par value $.03 ? per share
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                         (Title of Class of Securities)

                                    462030107
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                                 (CUSIP Number)

                                October 17, 2003
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]     Rule 13d-1(b)
          [X]     Rule 13d-1(c)
          [ ]     Rule 13d-1(d)

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CUSIP No. 462030107                  13G/A

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      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Greenlight Capital, L.L.C.   13-3886851
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                        (b) [ ]
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      3        SEC USE ONLY

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      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY
          EACH              ----------------------------------------------------
       REPORTING                 6       SHARED VOTING POWER
      PERSON WITH
                                         0
                            ----------------------------------------------------
                                 7       SOLE DISPOSITIVE POWER

                                         0
                            ----------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------

         *  SEE INSTRUCTIONS BEFORE FILLING OUT
         ** SEE ITEM 4(b).

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CUSIP No. 462030107                                      13G/A

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Greenlight Capital, Inc. - 13-3871632
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      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]
                                                                       (b)  [ ]
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY            ----------------------------------------------------
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        0
                            ----------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                         0
                            ----------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

         *  SEE INSTRUCTIONS BEFORE FILLING OUT
         ** SEE ITEM 4(b).

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CUSIP No. 462030107                                      13G/A

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      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               David Einhorn
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                         (b) [ ]
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      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S. Citizen
--------------------------------------------------------------------------------
       NUMBER OF                5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY                       0
        OWNED BY            ----------------------------------------------------
          EACH                  6        SHARED VOTING POWER
       REPORTING
      PERSON WITH                        0
                            ----------------------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                         0
                            ----------------------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
--------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       [ ]

--------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0
--------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

         *  SEE INSTRUCTIONS BEFORE FILLING OUT
         ** SEE ITEM 4(b).

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                         AMENDMENT NO. 2 TO SCHEDULE 13G

         This Amendment No. 2 to Schedule 13G (the "Amendment"), relating to shares of common stock of Iomega Corporation, a Delaware corporation (the "Issuer"), is being filed with the Securities and Exchange Commission as an amendment to the Schedule 13G filed on February 14, 2002, as amended by Amendment No. 1 thereto, filed March 18, 2003 (the "Schedule 13G"). This Amendment is being filed on behalf of Greenlight Capital, L.L.C., a Delaware limited liability company ("Greenlight LLC"), Greenlight Capital, Inc., a Delaware corporation ("Greenlight Inc." and together with Greenlight LLC, "Greenlight") and Mr. David Einhorn, principal of Greenlight.

         This Schedule 13G relates to shares of Common Stock of the Issuer purchased by Greenlight for the account of (i) Greenlight Capital, L.P., of which Greenlight LLC is the general partner, (ii) Greenlight Capital Qualified, L.P., of which Greenlight LLC is the general partner and (iii) Greenlight Capital Offshore, Ltd., to which Greenlight Inc. acts as investment advisor.

ITEM 4   OWNERSHIP.

Item 4 of the Schedule 13G is hereby amended and restated in its entirety as follows:

         (a) Greenlight and Mr. Einhorn are the beneficial owners of 0 shares of Common Stock.

         (b) Greenlight and Mr. Einhorn are the beneficial owners of 0% of the outstanding shares of Common Stock.

         (c) Greenlight has the sole power to vote and dispose of the 0 shares of Common Stock beneficially owned by it. As the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 0 shares of Common Stock beneficially owned by Greenlight.

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Item 5 of the Schedule 13G is amended and restated in its entirety to read as follows:

         If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 10  CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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EXHIBITS   EXHIBIT 1

           Joint Filing Agreement dated October 28, 2003, among Greenlight LLC, Greenlight Inc. and David Einhorn.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date: October 28, 2003


                                       Greenlight Capital, L.L.C.


                                       By: /S/ DAVID EINHORN
                                           -------------------------------------
                                           David Einhorn, Managing Member


                                       Greenlight Capital, Inc.


                                       By: /S/ DAVID EINHORN
                                           -------------------------------------
                                           David Einhorn, President


                                       /S/ DAVID EINHORN
                                       -----------------------------------------
                                       David Einhorn


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